        WEBTOON Entertainment Inc.
5700 Wilshire Boulevard, Suite 220
Los Angeles, CA 90036

To: Yongsoo Kim
Re: Long-term assignment

Dear Yongsoo Kim:

I am pleased to confirm our offer to you an amended long-term assignment from NAVER WEBTOON Ltd. (“NAVER WEBTOON”) to WEBTOON Entertainment Inc. (the “Company” or “WEBTOON”) to assume the position of President at WEBTOON. Your start date for this amended long-term assignment shall be March 2, 2026, provided that, this assignment is conditional on you continuing to hold appropriate approvals to work in the US.

1. Remuneration
1.1.     During your assignment, your annual base salary for this position shall continue to be the sum set forth in the Business Delegation Agreement between you and NAVER WEBTOON, then in effect (the “Business Delegation Agreement”). Your total base salary shall be paid to you via US and South Korean payrolls, split in the ratio mutually agreed on a quarterly basis. You will continue to be eligible to receive merit increases according to the home country’s merit guidelines used to determine the timing and percentage of the merit increase.

1.2.    During your assignment, you are entitled to cost-of-living allowances in the sum of $13,610 per month (subject to adjustments upon periodic review pursuant to expatriate support policy), as an adjustment to your base salary, taking into consideration the cost of living and family size.

1.3.    You will continue to be eligible for the target incentive set forth in the Business Delegation Agreement and its policy. The Company shall make the target incentive payout, if any, in US Dollar currency.

1.4.    You shall be entitled to tax equalization so that your tax liabilities for your remuneration hereunder are neither substantially greater nor less than the Korean income tax that you would have paid had you performed all of your duties in Korea, subject to the terms of any tax equalization policy adopted by the Company from time to time. The currency exchange rate to be used in calculating the remuneration hereunder will be mutually agreed and reviewed annually.

2. Salary Related Benefits
1.1.Your benefits shall include the following: you can participate in the US Company Short-Term and Long-Term Disability plans as well as Basic US Life Insurance – on the basis that you will be partly paid via US payroll.

2.2.    You will be covered under US company health insurance, including medical, dental and vision insurance, in accordance with our standard US insurance policy. You and your accompanying family members will also be covered under the expatriate insurance program in accordance with our standard expatriate insurance policy.

3. Social Security, Taxes and Payroll Considerations

        WEBTOON Entertainment Inc.
5700 Wilshire Boulevard, Suite 220
Los Angeles, CA 90036

3.1.    You will be subject to social taxes in both countries on the basis that a split payroll arrangement is in place.

3.2.    The Company will directly, or indirectly through NAVER WEBTOON, pay and/or reimburse the remuneration and benefits hereunder, through a split payroll, partly through Company’s (US) payroll and partly paid through NAVER WEBTOON’s (Korea) payroll. It is the Company’s understanding that in order to withhold National Pension Contributions in Korea, at least 10% of salary must be received in Korea.

3.3.    Generally, the Company will be responsible for tax filing of your remuneration in Korea (including but not limited to base salary, cash bonus and equity compensation). The Company will withhold all applicable taxes through the withholding system.

3.4.    The Company will also be responsible for tax filing of 100% of the remuneration in the US – as you will be a US resident subject to taxes on worldwide income. Applicable withholdings will be applied. Social taxes will be withheld and remitted.

3.5.    During the term of this assignment, tax filing preparation will be provided by the accounting firm selected by the Company at the Company’s cost.

4. Relocation Related Benefits
4.1.    In connection with this assignment and in accordance with the expatriate support policy, the Company shall provide certain relocation-related benefits.

4.2.    The Company shall provide long-term rental or lease car service in accordance with the annual limit stated in the expatriate support policy, but with no monthly limits.

5. Home Travel Support
5.1.    You and your family members will be eligible for one (1) round-trip airfare to the home country (other than business trips) after one year of assignment as a home travel support. This can be substituted with one (1) round-trip airfare for one family member residing in the home country.

6. Assignment and Termination
6.1.    It is anticipated that this assignment will last for a period of about three (3) years from April 1, 2025, subject to renewal of the Business Delegation Agreement between you and WEBTOON. Upon satisfactory completion of the assignment, the Company will make a decision to either (1) offer you to return to a position in the home country or (2) offer you a position with WEBTOON, subject to the Company’s at-will employment policy.

6.2.    Should you voluntarily resign your position, all benefits under this assignment, and any other Company policy, including but not limited to, US company health benefit plans, arrangements, and relocation benefits will cease to be effective as of your termination date. No assistance will be provided for relocating back to the home location. Company-sponsored work permits/visas will be terminated on the earlier of the last day of your employment or last day in the US.

        WEBTOON Entertainment Inc.
5700 Wilshire Boulevard, Suite 220
Los Angeles, CA 90036

6.3.    Should the Company terminate your employment for cause while on this assignment, all benefits under this assignment and any other Company policy including but not limited to health benefit plans, arrangements, and relocation benefits will cease to be effective as of your termination date.

7. Repatriation
7.1.    Subject to Section 6 hereof, at the end of your assignment, the Company will provide travel back to the home location and transportation of household goods.

7.2.    Your employment is not conditional upon the completion of the assignment. In the event the Company terminates your assignment other than for cause, or there is a mutual agreement between you and the Company to terminate your assignment, you will be provided repatriation benefits back to the home country. If you voluntarily resign or are terminated for cause, you will be liable for certain relocation expenses paid by the Company in accordance with the relevant policies.

Once you have read and agreed to the above, please sign below, and retain a copy for your files. If any questions should arise in connection with your assignment package or related tax issues, please contact me, Glenn Choi.

We look forward to working with you as you embark upon this challenging assignment.

Sincerely,

WEBTOON Entertainment Inc.

Signed	/s/ Junkoo Kim	Dated	3/26/2026

Accepted and acknowledged by:

Yongsoo Kim

Signed	/s/ Yongsoo Kim	Dated	3/26/2026
Yongsoo Kim